Exhibit 10.39

LEASE AGREEMENT

by and between

DAN (FL) QRS 15-7, INC.,

a Delaware Corporation

as LANDLORD

and

DANKA OFFICE IMAGING COMPANY,
a Delaware corporation,

as TENANT

Premises:

11401 16th Court North,
11101 Roosevelt Boulevard, and
9799 International Court,
St. Petersburg, Florida

Dated as of: September 27, 2002

1.	Demise of Premises	2
2.	Certain Definitions	2
3.	Title and Condition	11
4.	Use of Leased Premises; Quiet Enjoyment	13
5.	Term	14
6.	Basic Rent	15
7.	Additional Rent	15
8.	Net Lease; Non-Terminability	16
9.	Payment of Impositions	17
10.	Compliance with Laws and Easement Agreements, Environmental Matters	18
11.	Liens; Recording	20
12.	Maintenance and Repair	20
13.	Alterations and Improvements	21
14.	Permitted Contests	25
15.	Indemnification	26
16.	Insurance	27
17.	Casualty and Condemnation	30
18.	Termination Events	31
19.	Restoration	33
20.	Procedures upon Purchase	34
21.	Assignment And Subletting, Prohibition Against Leasehold Financing	36
22.	Events of Default	39
23.	Remedies and Damages upon Default	41
24.	Notices	44
25.	Estoppel Certificate	44
26.	Surrender	45
27.	No Merger of Title	45
28.	Books And Records	45
29.	Determination of Value	46
30.	Non-Recourse as to Landlord	47
31.	Financing	48
32.	Subordination, Non-Disturbance and Attornment	49
33.	Tax Treatment; Reporting	49
34.	Single Lease Transaction	50
35.	Miscellaneous	50

EXHIBITS

Exhibit “A”	- Premises
Exhibit “B”	- Machinery and Equipment
Exhibit “C”	- Schedule of Permitted Encumbrances
Exhibit “D”	- Rent Schedule
Exhibit “E”	- Acquisition Cost
Exhibit “F”	- Percentage Allocation of Basic Rent
Exhibit “G”	- Roosevelt III Core Work

                  LEASE AGREEMENT, made as of September 27, 2002, between DAN (FL) QRS 15-7, INC., a Delaware corporation (“Landlord”), with an address c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and DANKA OFFICE IMAGING COMPANY, a Delaware corporation (“Tenant”), with an address at 11201 Danka Circle North, St. Petersburg, Florida 33716.

                  In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

                  1.          Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord (subject to the provisions of Paragraph 5(a) as to the Roosevelt III Premises (as defined below)), for the term and upon the provisions hereinafter specified, the following described property (collectively, the “Leased Premises”): (a) the land described in Exhibit “A” attached hereto together with the Appurtenances (collectively, the “Land”); (b) (i) the building containing approximately 157,000 square feet (without representation or warranty by Landlord) known as “Building III” and located at 11101 Roosevelt Boulevard (the “Roosevelt III Premises”), (ii) the building containing approximately 131,000 square feet (without representation or warranty by Landlord) located at 9799 International Court (the “Supply Center Premises”) and (iii) the building containing approximately 49,000 square feet (without representation or warranty by Landlord) known as “Building D” and located at 11401 16th Court North (the “Roosevelt D Premises”), each in St. Petersburg, Florida, and all other structures and other improvements now or hereafter constructed on the Land, including the Renovation Work (collectively, the “Improvements”); and (c) the fixtures, machinery, equipment and other property described in Exhibit “B” hereto (collectively, the “Equipment”).

                  2          Certain Definitions.

                           “Acquisition Cost” shall mean the sum of (i) the $22,300,000 purchase price for the Leased Premises, plus (ii) the $7,700,000 in the Renovation Work Escrow Account for the Renovation Work, plus (iii) the Acquisition Fee, all as allocated on Exhibit “E” hereto.

                           “Acquisition Fee” shall mean the fee of $1,413,613 which shall be paid by Landlord to W. P. Carey & Co., LLC.

                           “Additional Rent” shall mean Additional Rent as defined in Paragraph 7.

                           “Affiliate” of any Person shall mean any Person which shall (1) control, (2) be under the control of, or (3) be under common control with such Person (the term “control” as used herein shall be deemed to mean ownership of more than 50% of the outstanding Voting Stock of a corporation, or other majority equity and control interest if such Person is not a corporation).

                           “Alterations” shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

                            “Appurtenances” shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, sidewalks, curbs, driveways, alleys, vault spaces, gores or strips of land adjoining the Land.

                           “Assignment” shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

                           “Basic Rent” shall mean Basic Rent as defined in Paragraph 6.

                           “Basic Rent Payment Dates” shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

                           “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in the State of New York or the State of Florida.

                           “Casualty” shall mean any damage to or destruction of or which affects the Leased Premises.

                           “Collateral” shall mean Collateral defined in Paragraph 32(b).

                           “Completion Date” shall mean the date on which (a) the Renovation Work shall have been Substantially Completed in accordance with the Plans and (b) all permanent permits and licenses required for the occupancy of the Improvements located at the Roosevelt III Premises and the Roosevelt D Premises have been obtained; but in no event shall the Completion Date be later than July 1, 2003, subject to extension for Force Majeure (not to exceed ninety (90) days).

                           “Condemnation” shall mean a Taking and/or a Requisition.

                           “Condemnation Notice” shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

                           “Costs” of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys’ fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

                           “CPI” shall mean CPI as defined in Exhibit “D” hereto.

                           “Default Rate” shall mean the Default Rate as defined in Paragraph 7(a)(iv).

                            “Easement Agreement” shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

                           “Environmental Law” shall mean (i) whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

                           “Environmental Violation” shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law.

                            “Equipment” shall mean the Equipment as defined in Paragraph 1.

                           “Event of Default” shall mean an Event of Default as defined in Paragraph 22(a) and as used in this Lease shall mean an Event of Default beyond the expiration of any applicable notice and cure period set forth in Paragraph 22(b).

                           “Fair Market Value” shall mean the higher of (a) the fair market value of the Leased Premises as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease and assuming that the Term has been extended for all extension periods provided for herein. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

                           “Fair Market Value Date” shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

                           “Federal Funds” shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

                           “Force Majeure” shall mean, with respect to Landlord or Tenant, as applicable, or their respective architect, engineer, contractors or subcontractors, delays or hindrances caused by (i) regional or industry-wide strikes, (ii) acts of God, (iii) acts of a public enemy, (iv) unavailability of, or inability to obtain, labor or materials by reason of acts of any governmental authority which affect the supply or availability of labor or materials, (v) floods and (vi) rebellions, riots, insurrections, sabotage, terrorism or threats of terrorism; provided that, wherever a party is entitled under the terms of this Lease to assert a claim of Force Majeure as the basis for the failure or inability of such party to perform any obligation under this Lease, such claim shall be recognized only if the party claiming delay or hindrance as a result of Force Majeure shall have diligently sought to minimize the period of delay or hindrance by all commercially reasonable means, including, without limitation, seeking alternate sources of labor or materials or the use of overtime labor or operations to accelerate performance of the applicable work and, provided further, that in no event shall a party’s financial inability to perform constitute Force Majeure.

                           “General Contractor” shall mean, the general construction contractor for the Renovation Work.

                           “Guarantor” shall mean, collectively, Danka Holding Company, a Delaware corporation and Danka Business Systems, PLC, a public limited company incorporated in England and Wales.

                           “Guaranty” shall mean that certain Guaranty and Suretyship Agreement, dated as of the date hereof, by Guarantor in favor of Landlord.

                           “Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

                           “Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

                           “Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

                           “Impositions” shall mean the Impositions as defined in Paragraph 9(a).

                           “Improvements” shall mean the Improvements as defined in Paragraph 1.

                           “Indemnitee” shall mean an Indemnitee as defined in Paragraph 15.

                           “Initial Term” shall mean the period commencing on the Outside Date and ending on the Expiration Date.

                           “Insurance Requirements” shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

                           “Key Rent” shall mean the rent payment in the amount of $1,237,000 payable by Tenant to Landlord in consideration Landlord’s performance of the Roosevelt III Core Work and the delivery of possession of the Roosevelt III Premises with such work substantially completed; payment thereof to be in the form of (i) cash or immediately available funds or (ii) a letter or credit in form and substance acceptable to Landlord, subject to reconciliation as described on Exhibit D.

                           “Land” shall mean the Land as defined in Paragraph 1.

                           “Landlord” shall mean DAN (FL) QRS 15-7, INC., and any Person that succeeds to Landlord’s interest, as lessor, under this Lease.

                           “Landlord’s Consultant” shall mean the engineering or architectural consultant selected by Landlord to perform the tasks assigned to such Person in this Lease.

                            “Law” shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

                           “Lease” shall mean this Lease Agreement.

                           “Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

                           “Leased Premises” shall mean the Leased Premises as defined in Paragraph 1.

                           “Legal Requirements” shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record (to the extent valid and enforceable) which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or requires Tenant to carry insurance other than as required by this Lease.

                           “Lender” shall mean any person or entity (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.

                           “Loan” shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

                           “Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

                           “Mortgage” shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

                           “Net Award” shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

                           “Note” shall mean any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

                            “Outside Date” shall mean the earlier to occur of (A) July 1, 2003 and (B) the Completion Date.

                           “Partial Casualty” shall mean any Casualty which does not constitute a Termination Event.

                           “Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.

                           “Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit “C” hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

                           “Person” shall mean an individual, partnership, association, corporation or other entity.

                           “Plans” shall mean the plans and specifications submitted by Tenant to Landlord for the Renovation Work and reviewed and approved by Landlord’s Consultant.

                           “Prepayment Premium” shall mean any payment required to be made by Landlord to a Lender under a Note or any other document evidencing or securing a Loan (other than payments of principal and/or interest which Landlord is required to make under a Note or a Mortgage) solely by reason of any prepayment or defeasance of any principal due under a Note or Mortgage and which Landlord is required to make or perform under the terms thereof, and which may without limitation take the form of (i) a “make whole” or yield maintenance clause requiring a prepayment premium or (ii) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (a) the total amount required to defease a Loan and (b) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender.

                           “Present Value” of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.

                           “Prime Rate” shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91–day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

                           “Project Costs” shall mean, collectively, the sum of all hard and soft costs incurred or to be incurred by or on behalf of (A) Landlord in connection with the completion of the Roosevelt III Core Work; provided that the portion of the Project Costs attributable to the Roosevelt III Core Work shall be in an amount not to exceed $3,950,000 (unless otherwise expressly agreed by Landlord), and (B) Tenant in connection with the completion of the TI Work; provided that, (i) in no event shall “soft costs” exceed fifteen percent (15%)(the “Soft Cost Cap”) of the total Project Costs (excluding the Roosevelt III Core Work costs) attributable to either of the applicable Related Premises without the consent of Landlord; (ii) aggregate Project Costs shall not be less than $7,700,000; (iii) Project Costs attributable to the Roosevelt D Premises shall not be less than $750,000; and (iv) the Project Costs attributable to the TI Work at the Roosevelt III Premises shall not be less than $3,000,000; provided that, if the actual Project Costs attributable to the Roosevelt III Core Work are less than the maximum amount set forth in (A) above, any such remaining balance shall be held in the Renovation Work Escrow Account and may be utilized by Tenant to pay for Project Costs attributable to the TI Work and, if the actual Project Costs attributable to the Roosevelt III Core Work are in excess of the maximum amount set forth in (A) above, Landlord shall be entitled to use any funds remaining in the Renovation Work Escrow Account to pay for Project Costs attributable to the Roosevelt III Core Work.

                           “Related Premises” shall mean, as applicable, the Roosevelt III Premises, Roosevelt D Premises and Supply Center Premises.

                           “ Relevant Amount” shall mean the Termination Amount or such other agreed amount, as the case may be.

                           “Relevant Date” shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), and (d) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii).

                           “Remaining Sum” shall mean Remaining Sum as defined in Paragraph 19(c).

                           “Renewal Term” shall mean Renewal Term as defined in Paragraph 5.

                           “Renovation Term” shall mean the period commencing on the date of this Lease and ending on the Outside Date.

                           “Renovation Work” shall mean, collectively, (i) the Roosevelt III Core Work and (ii) the TI Work.

                           “Renovation Work Escrow Account” shall mean the construction escrow account, or a segregated cash account, established by Landlord in the initial principal amount of (i) $3,950,000 for the Roosevelt III Core Work, (ii) $3,000,000 for the TI Work at the Roosevelt

III Premises and (iii) $750,000 for the TI Work at the Roosevelt D Premises, and which shall be used by Landlord and Tenant, as applicable to pay for the costs of the Renovation Work in accordance with the Plans and the terms of this Lease.

                           “Rent” shall mean, collectively, Basic Rent and Additional Rent.

                           “Requisition” shall mean any temporary requisition or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

                           “Retainage” shall mean a 10% retainage withheld from each Advance on each interim payment to the General Contractor in connection with the Renovation Work.

                           “Roosevelt III Core Work” shall mean the work to be performed by or on behalf of Landlord (but for the use and benefit of Tenant) at the Roosevelt III Premises, as more particularly identified on the line item budget on Exhibit G annexed hereto, necessary to obtain a “Certificate of Completion” or “Certificate of Compliance” with respect thereto; such work to be performed by a general contractor acceptable to both Landlord and Tenant, pursuant to Plans and in accordance with a project cost budget mutually acceptable to Landlord and Tenant.

                           “Roosevelt III Effective Date” shall mean the date that the Roosevelt III Core Work is Substantially Completed.

                           “Site Assessment” shall mean a Site Assessment as defined in Paragraph 10(c).

                           “State” shall mean the State of Florida.

                           “Subsidiary” of any Person means a corporation a majority of the Voting Stock of which is at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or intermediaries, or both, by such Person.

                           “Substantial Completion” or “Substantially Completed” (whether or not capitalized) shall mean the completion of construction, except for minor details of construction, decoration and mechanical adjustment, the non-completion of which will not materially interfere with (i) the performance and completion of the TI Work or (ii) Tenant’s use and occupancy of the applicable Related Premises for Tenant’s business, as applicable.

                           “Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

                           “Taking” shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

                           “Term” shall mean the Term as defined in Paragraph 5.

                           “Termination Amount” shall mean the greater of (a) the sum of the Fair Market Value and the applicable Prepayment Premium which Landlord will be required to pay in prepaying or defeasing, as applicable, any Loan with proceeds of the Termination Amount or (b) the sum of the Acquisition Cost and the applicable Prepayment Premium which Landlord will be required to pay in prepaying or defeasing in whole or in part, as applicable, any Loan with proceeds of the Termination Amount.

                           “Termination Date” shall mean Termination Date as defined in Paragraph 18.

                           “Termination Event” shall mean a Termination Event as defined in Paragraph 18.

                            “Termination Notice” shall mean Termination Notice as defined in Paragraph 18(a).

                           “TI Work” shall mean the renovation and construction work to be performed by Tenant in the interior of the buildings located on the Roosevelt III Premises and the Roosevelt D Premises, the installation of the Equipment therein (other than the Equipment installed as a part of the Roosevelt III Core Work) and the completion of any paving and landscaping work at the Roosevelt III Premises, as applicable, all in accordance with the Plans.

                           “Voting Stock” means shares of stock of a corporation having ordinary voting power to elect the board of directors or other managers of such corporation.

                           “Warranties” shall mean Warranties as defined in Paragraph 3(d).

                  3.          Title and Condition.

                           (a)         The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

                           (b)         LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS ON THE DATE HEREOF AND ON THE COMPLETION DATE. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO

HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                           (c)         Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (v) except for the Renovation Work to be performed, the Improvements have been fully completed in all material respects in a workmanlike manner of first class quality, and (vi) except for the Renovation Work to be performed, all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

                           (d)         Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively, “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of Warranties, guaranties, indemnities and other rights shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties upon the occurrence of an Event of Default. Tenant shall enforce the Warranties in accordance with their respective terms.

                           (e)         All Improvements constructed and Equipment installed as part of the Renovation Work will be owned by Landlord and are included within the Leased Premises. Tenant acknowledges that the Renovation Work has not yet been completed, and Tenant represents and warrants that it shall cause the TI Work to be completed in accordance with the Plans, whether or not the amount being held in the Renovation Work Escrow Account is sufficient therefor. Landlord does not and will not make any representations or warranties with respect to any of the Renovation Work. Tenant further acknowledges that, upon occurrence of an event of default beyond any applicable notice and cure period by Tenant under any contract or agreement for the TI Work, Landlord, in addition to all other remedies of Landlord under this Lease, shall have the right, but not the obligation, to complete the TI Work in accordance with the Plans. If Landlord so completes the TI Work, Tenant will not be excused from paying all Rent due pursuant to the terms of this Lease, and Landlord shall have the right to exercise any or all of its remedies hereunder following an Event of Default. All acknowledgments of Tenant regarding the Leased Premises contained in Paragraph 3(b) shall be deemed to have been made again as of the Roosevelt III Effective Date and the Completion Date.

                  4.          Use of Leased Premises; Quiet Enjoyment.

                           (a)         Tenant may occupy and use the Leased Premises as a call center, data center, warehouse and distribution center (including staging and assembly) and office use in connection with Tenant’s business (and uses ancillary thereto) and for no other purpose without the prior written consent of Landlord which shall not be unreasonably withheld or delayed; provided that, in no event shall Tenant use or occupy or permit any of the Leased Premises to be used or occupied, or do or permit anything to be done in or on any part of the Leased Premises, in a manner which would or might (i) violate any Law, Legal Requirement or Permitted Encumbrance in any material respect, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

                           (b)         Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may (not more frequently than once every six (6) months during the Term, unless required by Lender) enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant, (except in the case of an emergency, in which no notice shall be required and no limit or entity shall apply) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective

Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

                  5.          Term.

                           (a)         Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for a term commencing on the date hereof (the “Commencement Date”) and ending on the last day of the one hundred eightieth (180th) month following the month in which the Outside Date occurs (the “Expiration Date”), which term shall be comprised of the Renovation Term and the Initial Term (as defined in this Lease) (such aggregate term, as extended or renewed in accordance with the provisions hereof, being called the “Term”). Notwithstanding the foregoing or anything contained in this Lease to the contrary, the Term of this Lease (including the obligation to pay Basic Rent or any additional rent, and the effectiveness of any representations, warranties and indemnities set forth herein as to such Related Premises), as to the Roosevelt III Premises only, shall not commence until the Roosevelt III Effective Date; but nothing herein is intended to, or shall be deemed to, (i) extend the Term of this Lease; it being agreed that the Term shall expire on the Expiration Date (subject to renewal under Paragraph 5(b) below) as to all of the Leased Premises, or (ii) give or grant Tenant any right or option to terminate or cancel this Lease with respect to the Leased Premises or the Roosevelt III Premises (or to fail or refuse to take legal possession of such Related Premises) regardless of any delay in the substantial completion of the Roosevelt III Core Work and delivery of possession of the Roosevelt III Premises. From and after the Roosevelt III Effective Date, all of the terns and conditions of this Lease, including, without limitation, representations, warranties and indemnities, shall be applicable to all of the Leased Premises.

                           (b)         Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the tenth (10th), anniversary of the Expiration Date (the Expiration Date and each such anniversary being a referred to herein as a “Renewal Date”), the Term shall be deemed to have been automatically extended for an additional period of ten (10) years (each such extension, a “Renewal Term”), unless Tenant shall notify Landlord in writing in recordable form that Tenant is terminating this Lease as of the next Renewal Date on or before the later to occur of: (x) the date that is thirty (30) days after Tenant’s receipt of notice from Landlord that the Lease term will be extended unless Tenant so notifies Landlord of its election to terminate the Lease; and (y) the date that is eighteen (18) months prior to the next Renewal Date; provided that, nothing herein shall prevent Tenant from delivering such notice at any earlier date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shallnot have the right to any further Renewal Terms).

                           (c)         If Tenant exercises its option not to extend or further extend the Term, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select and upon reasonable notice to Tenant.

                  6.          Basic Rent; Key Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit “D” hereto (“Basic Rent”), commencing on the twenty-fifth day of September 2002 and continuing on the same day of December, March, June and September thereafter during the Term. (each such day being a “Basic Rent Payment Date”). Each such rental payment shall be made, at Landlord’s sole discretion, (a) to Landlord in accordance with wire transfer instructions delivered to Tenant from time to time and/or to such one or more other Persons, in accordance with wire transfer instructions delivered to Tenant from time to time at such addresses and in such proportions as Landlord may direct by written notice to Tenant at least fifteen (15) days prior to the next occurring Basic Rent Payment Date (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) by wire transfer in Federal Funds no later than the applicable Basic Rent Payment Date. Pro rata Basic Rent for the period from the date hereof through the twenty-fourth day of September, 2002 shall be paid on the date hereof, and pro rata Basic Rent for the period from the twenty-fifth day of the last month of the Term through the last day of the last month of the Term shall be paid with the quarterly installment of Basic Rent. In addition to the Basic Rent set forth above, concurrently with the execution and delivery of this Lease by Tenant, Tenant shall pay to Landlord an amount equal to the lesser of (i) the entire Key Rent, or (ii) such portion of the Key Rent that does not exceed 89.9% of Project Costs attributable to the Roosevelt III Core Work incurred as of the date of such payment. In the event that Tenant shall pay the Key Rent in more than one installment pursuant to the preceding clause (ii), then each subsequent installment of the amount due in accordance with such clause (ii) shall be due and payable on the first day of each successive calendar month until paid in full; but in any event, the entire Key Rent shall be due and payable on and as of the Roosevelt III Effective Date. Such Key Rent shall be held in escrow by and for the benefit of Landlord and shall be disbursed from escrow by Landlord (or drawn upon, in the case of a letter of credit) on the Roosevelt III Effective Date.

                  7.          Additional Rent.

                           (a)         Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”):

                                            (i)         except as otherwise specifically provided or limited herein (including, without limitation, Paragraphs 15, 17, 20 and 30), all Costs of Tenant, Landlord and any other Persons specifically referenced herein, as applicable, which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant’s obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any third party litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant after a default by Tenant hereunder or Tenant’s failure to act promptly in an emergency situation, (J) all costs and fees associated with outgoing, but not incoming, wire transfers of Rent payments, and (K) any other items specifically required to be paid by Tenant under this Lease;

                                            (ii)         after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the “Late Charge”) equal to four percent (4%) of the amount of such unpaid installment or portion thereof, provided, however, that with respect to the first two (2) late payments of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) business days’ following the due date thereof;

                                            (iii)         a sum equal to any additional sums (including any late charge, default penalties, interest and fees of Lender’s counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant’s late payment or non-payment of Basic Rent or by reason of an Event of Default; and

                                            (iv)         interest at the rate (the “Default Rate”) of four percent (4%) over the Prime Rate per annum on the following sums until paid in full: (A) any installments of Basic Rent not paid in full on or prior to the expiration of any application notice and cure period under Paragraph 22(b), (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, not paid in full on or prior to the expiration of any application notice and cure period under Paragraph 22(b).

                           (b)         Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) business days after Landlord’s demand for payment thereof, and (ii) any other Additional Rent, within ten (10) business days after Landlord’s demand for payment thereof

                           (c)         In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.

                  8.          Net Lease; Non-Terminability.

                           (a)         This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”).

                           (b)         Except as otherwise expressly provided in this Lease, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

                           (c)         The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay

Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise, whether or not denominated as “rent” by such governmental body. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

                           (d)         Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

                  9.          Payment of Impositions.

                           (a)         Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant’s leasehold interest in the Leased Premises, (iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) Landlord has agreed to pay (collectively, the “Impositions”); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within thirty (30) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within thirty (30) days after Landlord’s request therefor.

                           (b)         Following the occurrence of an Event of Default or if Landlord is required by a Lender to pay into escrow funds necessary to pay Escrow Charges, Tenant shall pay to Landlord such amounts (each an “Escrow Payment”) monthly or as required by such Lender (but not more often than monthly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, “Escrow Charges” shall mean real estate taxes and assessments on or with respect to the

Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease and any reserves for capital improvements, deferred maintenance repair and/or tenant improvements and leasing commissions required by any Lender. Landlord shall reasonably determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amounts shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment, and Landlord shall use its good faith efforts to have Lender waive any requirements for Escrow Charges so long as no Event of Default shall occur under this Lease. As long as the Escrow Payments are being held by Landlord the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord’s demand therefor, shall pay the amount of the deficiency to Landlord.

                  10.          Compliance with Laws and Easement Agreements, Environmental Matters.

                           (a)         Tenant shall, at its expense, comply with and conform to, and cause each Related Premises and any other Person occupying any part thereof to comply with and conform to, in all material respects, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports.

                           (b)         Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord.

                           (c)         Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises or any part thereof and perform, as agents of Tenant, environmental site investigations and assessments (“Site Assessments”) on the Leased Premises or any part thereof (i) in connection with any sale, financing or refinancing of the Leased Premises, (ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists.

Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Tenant.

                           (d)         If an Environmental Violation occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $250,000, Tenant shall provide to Landlord, within fifteen (15) days after Landlord’s request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

                           (e)         Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, then, if the Leased Premises are not then subject to a new lease, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date (except with respect to Tenant’s obligation to be in physical occupancy of all or any part of the Leased Premises) until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

                           (f)         If Tenant fails to correct any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem reasonably necessary or advisable in order to cure such Environmental Violation.

                           (g)         Tenant shall notify Landlord promptly after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

                           (h)         All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party not to at any time (i) cause any Environmental Violation to occur or (ii) permit any Person occupying the Leased Premises through said subtenant or concessionaire to cause any Environmental Violation to occur.

                  11.          Liens; Recording.

                           (a)         Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD’S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                           (b)         Tenant shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

                  12.          Maintenance and Repair.

                           (a)         Tenant shall at all times maintain the Leased Premises in as good repair and appearance as they are in on thedate hereof or the Completion Date, as applicable, and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, as applicable, except for ordinary wear and tear. Tenant shall take every other action as is reasonably necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

                           (b)         If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv)

impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be required to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

                  13.          Alterations and Improvements.

                           (a)         Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations as to any Related Premises that, as to any such Alterations or series of related Alterations, do not cost in excess of $250,000 and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $250,000 as to any Related Premises, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the applicable Related Premises is not diminished thereby. If the cost of any non-structural Alterations, series of related non-structural Alterations, Equipment or accessions thereto is in excess of $250,000 as to any Related Premises, the prior written approval of Landlord which approval shall not be unreasonably withheld or delayed. If Tenant desires to make structural Alterations to any Related Premises, such structural Alterations shall, in each instance, require the prior written approval of Landlord. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord. Landlord shall have the right to require Tenant to remove any Alterations except for (A) those Alterations required by Law or (B) those Alterations under clauses (i) and (ii) above that do not require Landlord’s approval and (iii) those Alterations approved by Landlord in writing, unless Landlord notifies Tenant at the time such approval is granted that removal thereof will be required.

                           (b)         If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”). whether or not Landlord’s consent is required, then (i) the market value of the Leased Premises (or any Related Premises) shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply in all material respects with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.

                           (c)         Promptly (but in any event not later than thirty (30) days) after the date of this Lease, Landlord shall cause the applicable contractor or contractors to commence the Roosevelt III Core Work and, upon completion thereof, Landlord shall cooperate and/or cause such contractor(s) to cooperate with Tenant in obtaining any certificates or permits required by Tenant to commence and complete the TI Work. Landlord acknowledges that Tenant has caused or intends to cause the TI Work to be performed at the Roosevelt III Premises and Roosevelt D Premises and Tenant agrees that the performance of such TI Work shall constitute Work for all purposes under this Lease. Tenant covenants and agrees (i) to submit the Plans for the TI Work to Landlord not later than forty five (45) days after the date of this Lease (ii) to cause such TI Work at the Roosevelt D Premises to commence not later than forty five (45) days after the date of this Lease and to cause such TI Work at the Roosevelt III Premises to commence not later than ten (10) days after the date the Roosevelt III Core Work is substantially completed, and to diligently pursue final completion thereof whether or not the funds in the Renovation Work Escrow Account are sufficient therefor; provided that, in no event shall the final completion of the TI Work occur later than July 1, 2003, subject to extension (not to exceed ninety (90) days) by reason of Force Majeure (iii) to cause the TI Work to be performed in a good and workmanlike manner and substantially in accordance with the Plans, the terms of the general construction contract and the final cost construction budget for the Renovation Work as approved by Landlord (the “Budget”) and to expend an aggregate amount not less than the Project Costs in connection with the Renovation Work (and in accordance with the parameters set forth in such definition), (iv) that, if at any time during the progress of the TI Work, the total funds in the Renovation Work Escrow Account shall be insufficient, in the reasonable judgment of Landlord, to pay all costs necessary to complete any uncompleted portion of the TI Work, then Tenant shall, within fifteen (15) days after the written request of Landlord, deposit in the Renovation Work Escrow Account an amount equal to the deficiency; provided that, if any such sums so deposited by Tenant are not expended on the TI Work, then such sums shall be reimbursed to Tenant upon compliance with the provisions of this Paragraph 13, (v) that Tenant shall receive and hold any funds distributed from the Renovation Work Escrow Account in trust solely for the purpose of paying or reimbursing costs incurred in connection with the TI Work, (vi) that Tenant shall not amend, modify or supplement the general construction contract in any respect, except pursuant to change orders reasonably approved by Landlord, and shall not attempt to terminate, whether by legal proceedings or otherwise, the general construction contract without the prior written consent of Landlord, and (vii) that the general construction contract and all material subcontracts shall be guaranteed maximum price contracts or such other contracts as are reasonably satisfactory to Landlord in all respects. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be obligated to fund any amounts in excess of $7,700,000 towards the completion of the Renovation Work, and Tenant shall be and remain obligated to complete the TI Work whether or not funds remaining in the Renovation Work Escrow account are sufficient therefor.

                           (d)         Not less than ten (10) days prior to the date on which any advance of escrowed funds from the Renovation Work Escrow Account (each, an “Advance”) will be required to pay Project Costs, Tenant shall submit to Landlord and Landlord’s Consultant a request for advance (each, a “Request for Advance”) setting forth the total amount of Project Costs for which such Advance is required, broken down by the categories identified in the cost Budget, together with the following items:

                                            (i)         receipted bills, bills, paid invoices, payroll records or other evidence satisfactory to Landlord supporting each item of the Project Costs covered by such Request for Advance;

                                            (ii)         a certificate of the General Contractor (with a certificate from Tenant that, as to matters set forth in the following clauses (ii) and (iii), Tenant has no knowledge of such matters other than as set forth in such General Contractor’s certificate) to the effect that: (A) the Renovation Work performed to date has been performed in a good and workmanlike manner and substantially in accordance with the Plans and the progress thereof is such that the Renovation Work will be completed by the Completion Date and General Contractor knows of no reason why the amount in the Budget for hard costs after such Advance is not sufficient to complete the Renovation Work in accordance with the Plans; (B) the amount of the hard costs for which such Advance is required is justly due to the General Contractor for work, labor or materials furnished for the Renovation Work insofar as actually incorporated therein (or stored on the applicable Related Premises up to the date of such Request for Advance (in the case of the first Request for Advance) or to the date of such Request for Advance from the date of the previous Request for Advance (in the case of any subsequent Request for Advance); and (C) no part of the Project Costs described in such Request for Advance has been made the basis for any previous Advance;

                                            (iii)         a certificate of the General Contractor, and confirmed by Tenant’s architect, to the effect that the amount of such Advance (excluding soft costs) is not greater than the actual value of work and labor done on and materials incorporated or stored at the applicable Related Premises up to the date of such certificate (in the case of the first such certificate) or to the date of such certificate from the date of the previous certificate (in the case of any subsequent such certificate), less Retainage, and specifying the stage and percentage of completion which has been achieved by each of the various trades engaged in the performance of the Renovation Work; and

                                            (iv)         if a portion of the Advance is requested for soft costs, a certificate of Tenant (A) to the effect that the amount of the soft costs for which such Advance is required is justly due to the parties specified in the request, (B) specifying the stage and percentage of completion of the amount remaining in the soft cost category for which such Advance is requested; and (C) the amount of such requested Advance, together with all prior Soft Cost Advances does not exceed the Soft Cost Cap.

                           (e)         Advances shall not be made more frequently than once each month. Notwithstanding any other provisions of this Paragraph 13 and without receiving Requests for Advances for such Advances, Landlord may at any time or from time to time make Advances (i) to satisfy any condition hereof (but not to pay amounts being contested in good faith pursuant to and in accordance with Paragraph 14 of this Lease) or to cure any Event of Default, (ii) to pay any Basic Rent then due and payable, (iii) to pay the reasonable fees and expenses of counsel for

Landlord for which Tenant is responsible under this Lease. In addition to any other requirement or condition set forth in this Paragraph 13, Landlord’s obligation to fund any Advance from the Renovation Work Escrow Account shall be subject to and conditioned upon Tenant’s compliance with each of the following “Conditions to Advances”: On or prior to the date of each Advance, (i) Landlord shall have received from the General Contractor and all subcontractors (A) receipts evidencing that all sums previously advanced for hard costs have been expended for such hard costs and that Landlord has received full credit against hard costs for amounts so expended and (B) lien waivers for amounts so expended; (ii) Landlord shall have received an endorsement or bring-down to the Title Policy (A) indicating that since the date of the last preceding Advance there has been no change in the state of title and (B) updating the Title Policy to the date of such Advance, and (iii) no Event of Default shall have occurred and then be continuing

                           (f)         Within thirty (30) days after the final completion of the Renovation Work, Tenant shall deliver or cause to be delivered Landlord each of the following: (1) a certificate, signed by the President or a Vice-President of Tenant and the general contractor or architect stating that the applicable Renovation Work (including any Equipment) including all “punch list” items have been completed and installed substantially in accordance with the applicable Plans therefor, and in accordance with all Laws and all applicable Easement Agreement, together with a detailed summary of all Project Costs certified to be true and correct by Tenant (with an attached Certificate of Completion on a Standard AIA Document 704A executed by the general contractor and the architect); (2) a complete release of liens for the Leased Premises signed by the general contractor and all subcontractors; (3) evidence of approval (including permanent occupancy permits or certificates, if available, or comparable instruments, and/or other permits if required) by all governmental authorities whose approval is required of the completed Renovation Work, the permanent occupancy thereof and the intended uses thereof, (4) a volume containing all warranties and indemnities for the Renovation Work, each of which shall be assignable to and/or enforceable by Landlord, as applicable; (5) only if the footprint of any Improvements at any Related Premises or the paved parking areas therein shall be changed as a result of the Renovation Work, final as-built Plans and an as-built ALTA-ACSM Land Title Survey indicating the Renovation Work thereon, together with a surveyor’s certification, all in form and substance satisfactory to Landlord; (6) an endorsement to the owner’s title policy of insurance indicating that since the date of the Lease there has been no change in the state of title (including mechanics’ or materialmen’s liens) to the Leased Premises and updating such title policy to a date which is within three (3) business days of the date of delivery thereof, but not earlier than the date of the final completion of the Renovation Work and which policy shall insure the Leased Premises for an aggregate amount of not less than $31,413,613; (7) copies of any contracts, bills of sale, statements, receipted vouchers or agreements for the materials used in the construction of, or incorporated into, the Renovation Work the amount of which shall equal or exceed the amount of the escrowed funds in the Renovation Work Escrow Account; (8) only if the footprint of any Improvements, the gross leasable area of such Improvements, the paved parking areas at any Related Premises or the use classification or density affecting parking requirements shall be changed as a result of the Renovation Work, an updated zoning report prepared by an independent third party confirming that the Renovation Work has been constructed in accordance with applicable zoning and land use laws, and (9) an estoppel certificate of Tenant certifying that the Renovation Work, including all “punch list” items have been completed to the satisfaction of Tenant, that all permits and licenses required for the use and occupancy of the Roosevelt D Premises and the Roosevelt III Premises have been obtained (with copies thereof provided to Landlord), and that Tenant is in occupancy thereof.

                           (g)         Provided that no Event of Default on the part of Tenant has occurred and is continuing under this Lease, upon Tenant’s satisfaction of all of the conditions set forth in paragraph 13(f) above with respect to the Renovation Work, Landlord shall, not later than ten (10) days thereafter, release the Retainage and any other balance of the escrowed funds in the Renovation Work Escrow Account to or at the direction of Tenant (less the costs of maintaining the escrow and any other Landlord Costs for which Tenant is responsible under this Lease and are then due and payable or as otherwise agreed by Landlord and Tenant pursuant to the letter of intent or any other agreement between the parties with respect to this lease transaction).

                           (h)         Tenant hereby agrees to indemnify, save harmless, pay, protect and defend Landlord from and against any and all liabilities, losses, damages, penalties, costs, expenses (including Landlord’s reasonable counsel fees and costs of suit), causes of action, suits, claims, demands or judgments of any nature whatsoever under this Lease or Landlord’s ownership of the Leased Premises arising from or in connection with (i) the general construction contract, if any, and any and all construction contracts or architect’s agreement or resulting from the failure of Tenant to discharge Tenant’s obligations thereunder or resulting from the failure of Tenant to perform its obligations under this Lease and (ii) construction and completion of the Renovation Work, whether by reason of any act or omission of Tenant, the general contractor, the architect or by any other contractor, subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable; in each case, except to the extent caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors.

                           14.          Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terns hereof being hereinafter referred to collectively as “Permitted Violations”) and may dispute or contest the same, so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any material interference with or limitation or the payment of any Rent, or (v) the cancellation or material increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

                  15.          Indemnification.

                           (a)         Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an “Indemnitee”) from and against any and all third party claims, demands, causes of action, suits, liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys’ fees and costs), demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises, including the Renovation Work by or on behalf of Tenant, (ii) any casualty in any manner arising from the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity; except to the extent, in each case under clauses (i) - (iv) above, same are caused by the negligent acts (but not omissions or alleged omissions) or willful misconduct of Landlord, or its employees, agents or contractors.

                           (b)         In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Tenant) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall by paid by Tenant.

                           (c)         The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

                  16.          Insurance.

                           (a)         Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                                            (i)         Insurance against risk of physical loss or damage to the Improvements and Equipment as provided under “Special Form” coverage, and including customarily excluded perils of hail, windstorm, flood coverage (if the Leased Premises is in a flood zone), earthquake and, to the extent required by Lender, terrorism insurance (if then available in the market at commercially practicable rates), in amounts no less than the actual replacement cost of the Improvements and Equipment; provided that, if Tenant’s insurance company is unable or unwilling to include any of all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a “Difference in Conditions” form or through a stand-alone policy. Such policies shall contain Replacement Cost Endorsement and No Coinsurance, and shall contain deductibles not more than $25,000 per occurrence.

                                            (ii)         Commercial General Liability Insurance (including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

                                            (iii)         Workers’ compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Workers’ Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

                                            (iv)         Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $5,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include at least $3,000,000 per incidence for Off–

Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense and may contain a deductible not to exceed $25,000.

                                            (v)         Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than twelve (12) months from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of Landlord as its interest appears under this Lease.

                                            (vi)         During any period in which substantial Alterations at the Leased Premises are being undertaken, builder’s risk insurance covering the total completed value with respect to the Improvements being altered or repaired, replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such endorsements as Landlord may reasonably require (including a “soft costs” endorsement covering permitting costs, architectural fees and taxes) and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                                            (vii)         Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require; provided same are consistent with coverage types and amounts then generally being carried or required by prudent owners or operators or institutional lenders, as the case may be, for properties similar in size, use and location to the Leased Premises.

                           (b)         The insurance required by Paragraph 16(a) shall be written by companies which have a Best’s rating of A:X or above and a claims paying ability rating of A or better by Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and Lender in their sole discretion and are admitted in, and approved to write insurance policies by, the State Insurance Department for the State. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void or voidable for any reason, including a breach of any condition thereof by Tenant or if such insurer shall no longer meet the qualifications under this subparagraph (b) due to the failure or impairment of the capital of any insurer, or for any other reason whatsoever, Tenant shall promptly obtain new or additional insurance reasonably satisfactory to Landlord.

                           (c)         Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after thirty (30) days’ prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall he payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                           (d)         Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance or, if required by Lender, original or certified copies of such policies.

                           (e)         Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a “blanket” or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that, upon written request of Landlord, Tenant shall provide to Landlord a Statement of Values for review which shall be subject to amendment as necessary based on Replacement Cost Valuations. The original or a certified copy of each such “blanket” or umbrella policy shall promptly be delivered to Landlord.

                           (f)         Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                           (g)         Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

                           (h)         All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain waivers of subrogation against the Landlord.

                           (i)         All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                                            (i)         Proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

                                            (ii)         Proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 1 8. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

                  17.          Casualty and Condemnation.

                           (a)         If any Casualty to any of the Related Premises occurs the insurance proceeds for which is reasonably estimated by Tenant to be equal to or in excess of Five Hundred Thousand Dollars ($500,000) (the “Threshold Amount”), Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) for amounts not in excess of the Threshold Amount upon notice to Landlord (but without the consent of Landlord) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers; provided that Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim above the Threshold Amount shall be subject to the prior written approval of Landlord (not to be unreasonably withheld or conditioned), and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with any Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant’s attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                           (b)         Tenant, promptly upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award not in excess of the Threshold Amount upon notice to Landlord (but without the consent of Landlord); provided that Landlord shall have the right to join with Tenant herein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No final agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the applicable Related Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                           (c)         If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations, except as provided in Paragraph 17(d). Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including the Threshold Amount shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13 (b) of this Lease, Any Net Award in excess of the Threshold Amount shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender, if required by the terms of any Mortgage) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

                           (d)         In the event of a Requisition of any of the Leased Premises, if any Net Award payable by reason of such Requisition is (i) retained by Landlord, each installment of Basic Rent payable on or after the date on which the Net Award is paid to Landlord shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the amount of such Net Award retained by Landlord, or (ii) paid to Lender, then each installment of Basic Rent thereafter payable shall be reduced in the same amount and for the same period as payments are reduced under the Note until such Net Award has been applied in full or until the Term has expired, whichever first occurs.

                  18.          Termination Events.

                           (a)         If either (i) all of any Related Premises shall be taken by a Taking or (ii) any substantial portion of the any Related Premises shall be taken by a Taking or all or any substantial portion of any Related Premises shall be damaged or destroyed by a Casualty and, in such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the applicable Related Premises (any one or all of the Related Premises described in the above clauses (i) and (ii) hereinafter referred to as the “Affected Premises” and each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a “Termination Event”), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice in the form described in Paragraph 18(b) of the Tenant’s election to terminate this Lease as to the Affected Premises (a “Termination Notice”). If Tenant elects under clause (y) above not to give Landlord a Termination Notice, then Tenant shall rebuild or repair the affected Premises in accordance with Paragraphs 17 and 19.

                           (b)         A Termination Notice shall contain (i) notice of Tenant’s intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least sixty (60) days after the Fair Market Value Date (the “Termination Date”), (ii) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine the Fair Market Value.

                           (c)         If Landlord shall reject such offer by Tenant to pay to Landlord the Termination Amount as to the Affected Premises pursuant to Paragraph 18(b) above by written notice to Tenant (a “Rejection”), which Rejection shall contain the written consent of Lender to Landlord’s rejection of Tenant’s offer to pay the Termination Amount, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen as to the Affected Premises on or prior to the Termination Date (collectively, “Remaining Obligations”) on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Affected Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event for any reason other than any failure or delay on the part of or caused by Landlord or its agents, then the date on which this Lease is to terminate shall be automatically extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

                            (d)         Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer from Tenant to pay the Termination Amount. If such offer from Tenant to pay the Termination Amount is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall (i) convey to Tenant or its designee the Affected Premises or the remaining portion thereof, if any, in accordance with Paragraph 20.

                           (e)         In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit “F” for the Remaining Premises.

                  19.          Restoration.

                           (a)         If any Net Award is in excess of $500,000, Landlord (or Lender if required by any Mortgage) shall hold the entire Net Award in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                                            (i)         prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a budget for the restoration shall have been approved by Landlord, (B) Landlord and Lender shall be provided with mechanics’ lien insurance (if available) (C) if required by lender or if the estimated cost of the restoration exceeds the anticipated Net Award by more than $1,000,000 an acceptable performance and payment bond, letter of credit or such other security satisfactory to Landlord which insures satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and, if applicable, shall name Landlord and Lender as additional dual obligees or beneficiaries, and (D) to the extent permitted under applicable Law, appropriate waivers of mechanics’ and materialmen’s liens shall have been obtained and/or filed;

                                            (ii)         at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against any of the Leased Premises and remain undischarged;

                                            (iii)         disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims;

                                            (iv)         each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                                            (v)         Landlord may retain ten percent (10%) of the restoration fund until the restoration is fully completed;

                                            (vi)         if the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                                            (vii)         such other reasonable conditions as Landlord or Lender may impose.

                           (b)         Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord’s Consultant using industry guidelines and standards, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                           (c)         If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the “Remaining Sum”) shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender. If the Remaining Sum is (i) retained by Landlord, each installment of Basic Rent payable on or after the Retention Date shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the Remaining Sum, or (ii) paid to Lender, then each installment of Basic Rent thereafter payable shall be reduced in the same amount as payments are reduced under any Note if the Loan corresponding to such Note is reamortized to reflect such payment, in each case until such Remaining Sum has been applied in full or until the Term has expired, whichever occurs first. Upon the expiration of the Term, any portion of the Remaining Sum which has not been so applied shall be retained by Landlord.

                  20.          Procedures Upon Purchase.

                           (a)         If the Leased Premises or any of the Related Premises is purchased by Tenant pursuant to any express provision of this Lease or pursuant to any other agreement between Landlord and Tenant, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted

Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises or the applicable Related Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises or the applicable Related Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or the applicable Related Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

                           (b)         Upon the date fixed for any such purchase of the Leased Premises or the applicable Related Premises pursuant to any provision of this Lease (any such date the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if Landlord shall receive written notice of any pending or threatened claim with respect to or in connection with the Leased Premises or any part thereof, which, in Landlord’s good faith and reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord’s reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a title company or financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter; and upon such resolution shall be promptly paid over to Tenant less any costs of maintaining such escrow account. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect only to the applicable Related Premises shall terminate, except any Surviving Obligations.

                           (c)         If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) at Landlord’s sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

                            (d)         Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

                  21.          Assignment and Subletting, Prohibition Against Leasehold Financing.

                           (a)         Except as otherwise expressly provided to the contrary in this Paragraph 21, Tenant may not (i) assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise (including through any merger or consolidation) to any Person other than a Credit Entity, or (ii) sublet any of the Leased Premises at any time to any other Person other than an Affiliate of Tenant or a Credit Entity, without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in accordance with the provisions of Paragraphs 21(b) or 21(c) below, as applicable; and subject, in each case, to the provisions of Paragraphs 21(j) and (k). Any purported sublease or assignment in violation of this Paragraph 21 (including any Affiliate transaction in violation of the provisions of Paragraphs 21(j) and (k) below) shall be null and void. In addition, notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise), or sublet any of the Leased Premises to any Person (including any Affiliate) at any time that an Event of Default beyond any applicable notice and cure period shall have occurred and then be continuing under this Lease. As used herein, a “Credit Entity” shall mean any Person that immediately following such assignment or subletting will have a publicly traded unsecured senior debt rating of “Baa3” or better from Moody’s Investors Services, Inc. or a rating of “BBB-” or better from Standard & Poor’s Corporation (or, if such Person does not then have rated debt, a determination that its unsecured senior debt would be so rated by such rating agencies), and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and Lender.

                           (b)         If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person (“Non-Preapproved Assignee”) that is not a Credit Entity or a wholly-owned subsidiary of Tenant (each a “Non-Preapproved Assignment”) then Tenant shall, not less than forty-five (45) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord information regarding the following with respect to the Non-Preapproved Assignee (collectively, the “Review Criteria”): (A) credit and financial history (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord shall endeavor, in good faith, to review such information and approve or disapprove the proposed Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based solely on their review of the Review Criteria applying prudent business judgment.

                           (c)         Tenant shall have the right, upon thirty (30) days prior written notice to Landlord, to enter into one or more subleases that demise, in the aggregate, up to, but not to exceed, either (i) thirty (30%) percent of the gross leasable area in the Improvements at the Leased Premises with no consent or approval of Landlord being required or necessary (“Preapproved Sublet”). Other than pursuant to a Preapproved Sublet, at no time during the Term shall subleases exist for more than thirty (30%) percent of the gross leasable area at the Leased Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned and shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. If a response to a request for a non-Preapproved Sublet is not received by Tenant from Landlord by the expiration of such thirty (30) day period, such proposed non-Preapproved Sublet shall be deemed approved.

                           (d)         If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any portion of the Leased Premises shall (A) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (B) not extend beyond the then current Term including any exercised or deemed exercised Renewal Term) minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraphs 4(a), 10 and 12 with respect to subleased premises to the same extent as if the sublessee were the Tenant. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made, except that, in the event Tenant assigns the Lease and its rights hereunder, voluntarily or involuntarily, whether by operation of law or otherwise (including through any merger or consolidation) to a Credit Entity, then the transferor Tenant shall be released, discharged and relieved from any and all further liability and/or obligation under this Lease for matters that arise after the transfer (upon a written request for such release from Tenant to Landlord and upon such assignee’s compliance with the first sentence of this Paragraph 21(d)). No assignment or sublease shall impose any additional obligations on Landlord under this Lease. In the event that any assignee of the Leased Premises shall be in default under this Lease beyond any applicable notice and cure period, then Landlord agrees that it shall give the assignor fifteen (15) days prior written notice before commencing any remedy under Paragraph 23 of this Lease and such assignor shall have the opportunity to cure such default within such fifteen (15) day period.

                           (e)         Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease (whether or not Landlord’s consent or approval was required), deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form. With respect to any assignment to any Affiliate or Credit Entity, or in the case of a Preapproved Sublet, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment or sublet satisfies the criteria and definitions of same set forth in this Lease.

                            (f)         As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time following the occurrence of an Event of Default to revoke said license and to collect such rents and sums of money and to retain the same; provided that such collections shall be applied toward the Basic Rent due hereunder. Except with respect to any Pre-approved Sublet, Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of subleases or the termination thereof, without the prior written approval of Landlord which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall not accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

                           (g)         Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of any of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

                           (h)         Landlord may sell or transfer the entire Leased Premises at any time without Tenant’s consent to any single third party (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer, and Third Party Purchaser recognizes and accepts Tenant as its tenant and thereafter assumes and agrees to perform Landlord’s obligations as landlord under this Lease. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities or obligations of Tenant hereunder.

                           (i)         Intentionally Omitted.

                           (j)         Tenant shall not, in a single transaction or series of related transactions, sell or convey, transfer or lease all or substantially all of its assets (an “Asset Transfer”) to any Person, and any such Asset Transfer shall be deemed an assignment in violation of this Lease; except that, Tenant shall have the right conduct an Asset Transfer to a Person if the following conditions are met: (a) the Asset Transfer is to a Person that (i) immediately following such transaction or transactions, taken in the aggregate, is (or would be, on a pro forma basis) a Credit Entity, (ii) is a wholly-owned subsidiary of Tenant (but only for so long as such Person shall remain a wholly-owned subsidiary of Tenant, and provided further that such Asset Transfer is affected for a valid intracorporate purpose, such as a restructuring for tax or accounting purposes, and not with the intent of circumventing the anti-assignment provisions of this Lease) in which case the former Tenant shall enter into a guaranty satisfactory to Landlord pursuant to which it guarantees the payment and performance of the obligations of the new Tenant under this Lease, or (iii) is approved in writing by Landlord under the Review

Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b) of this Lease and (b) this Lease is assigned to such Person as a part of such Asset Transfer.

                           (k)         At no time during the Term shall any Person or “group” (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended); pursuant to a single transaction or series of related transaction (i) acquire more than 50% of the Voting Stock, partnership interests, membership interests or other equitable and/or beneficial interests of either Tenant or Danka Holding Company (“Control”) or (ii) obtain the power (whether or not exercised) to elect a majority of the directors of either Tenant or Danka Holding Company or voting control of any partnership or limited liability company or other entity acting as its general partner or managing member, unless the purchaser of such Control or Person who acquires such voting power shall (A) after taking into account the transaction that resulted in the acquisition of such Control or voting power, be a Credit Entity and such Person shall enter into a guaranty satisfactory to Landlord pursuant to which it guarantees the payment and performance of the obligations of Tenant under this Lease, or (B) be approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b) above.

                  22.          Events of Default.

                           (a)         The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

                                            (i)         a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;

                                            (ii)         a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                                            (iii)         any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

                                            (iv)         a default beyond any applicable cure period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $50,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause acceleration of such obligation so as to become due prior to its stated maturity and, in any such case, no waiver, forbearance or extension agreement is then in effect;

                                            (v)         Intentionally Omitted;

                                            (vi)         a final, non-appealable judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate and which are not covered and payable by or through insurance shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days;

                                            (vii)         Tenant shall fail to cause the Completion Date to occur for any reason on or before July 1, 2003, subject to extension as a result of delays caused solely by Force Majeure (but not to exceed an additional ninety (90) days); provided that, if Tenant’s failure hereunder is a result solely of the failure of the Roosevelt III Effective Date to occur on or before July 1, 2003, then for the purpose of the declaration of a default under this clause (vii), the July 1 2003 deadline set forth herein shall be deemed extended one day for each day after July 1, 2003 that the Roosevelt III Core Work is not Substantially Completed;

                                            (viii)         Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                                            (ix)         a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;

                                            (x)         any of the Related Premises shall have been (A) vacated for a period in excess of thirty (30) consecutive days (other than during the course of repair or restoration following a Casualty) or (B) abandoned;

                                            (xi)         Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

                                            (xii)         the estate or interest of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made;

                                            (xiii)         a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under any provision of any Assignment or any other document between Tenant and Lender or from Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                                            (xiv)         a failure by Tenant to maintain in effect any license or permit necessary for the use, occupancy or operation of the Leased Premises or any Related Premises;

                                            (xv)         Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein;

                                            (xvi)         Tenant shall sell or transfer or enter into an agreement to sell or transfer all or substantially all of its assets a single transaction or a series of related transactions other than as expressly permitted under Paragraph 21;

                           (b)         No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iv), (vi), (viii), (ix), (x), (xi), (xii), (xiii), (xv), (xvi) or (xvii) of Paragraph 22(a); (B) the default consists of a lapse in any insurance coverage required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation other than Basic Rent under clause (i) of Paragraph 22(a) or a default under clause (vii) of Paragraph 22(a), then the applicable cure period shall be ten (10) days from the date notice is given, and if the default consists of the failure to pay any installment of Basic Rent, the applicable cure shall be three (3) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such monetary default with respect to the payment of Basic Rent more than once within any Lease Year. If the default consists of a default under clauses (ii), (iii) (xiv) or (xv) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default is not susceptible to cure within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

                  23.          Remedies and Damages upon Default.

                           (a)         If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                                            (i)         Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                                            (ii)         After repossession of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting, Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                                            (iii)         Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immmediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, and (B) Tenant shall have no option to extend or renew the Term.

                           (b)         The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                                            (i)         If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, reentry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord’s Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including customary brokerage commissions, reasonable attorneys’ fees and expenses, employees’ expenses, costs of Alterations and expenses incurred in preparation for reletting.

                                            (ii)         If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord’s Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default,

                           (c)         Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

                           (d)         Landlord shall not be required to mitigate any of its damages hereunder unless and to the extent then required by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                           (e)         No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                           (f)         WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, EACH OF LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY.

                           (g)         Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

                           (h)         No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                           (i)         Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

                           (j)         Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof

                  24.          Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24 - hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated on page one of this Lease or when delivery is refused. Notices sent to Landlord shall be to the attention of Director, Asset Management, and notices to Tenant shall be to the attention of the Senior Vice President and Legal Counsel. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith LLP, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.

                  25.          Estoppel Certificate. At any time during the Term (but not more frequently then once in any six (6) months period, except if required by Lender pursuant to its rights under the Mortgage), upon not less than ten (10) days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

                  26.          Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

                  27.          No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

                  28.          Books and Records.

                           (a)         Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

                           (b)         Tenant shall deliver or cause to be delivered to Landlord and to Lender within ninety-five (95) days of the close of each fiscal year, annual audited consolidated financial statements of Guarantor (including Tenant’s parent company) certified by a nationally recognized firm of independent certified public accountants. Tenant shall also furnish to Landlord within fifty (50) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Guarantor (on a consolidated basis, including Tenant), certified by Guarantor’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (h) by the affidavit of the president or a vice president of Guarantor, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Guarantor and/or Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit. For purposes of this Paragraph 28 only, so long as the Tenant first-named in this Lease (or any affiliate thereof) shall be the Tenant under this Lease, Guarantor shall mean Danka Business Systems, PLC and such consolidated financials shall include Danka Holding Company as well as Tenant.

                  29.          Determination of Value.

                           (a)         Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

                                            (i)         Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the “Applicable Initial Date”) on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Leased Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c), or (C) Landlord provides Tenant with notice of Landlord’s intention to require Tenant to make an offer to terminate this Lease pursuant to Paragraph 23(a)(iii). Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

                                            (ii)         If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord’s receipt of Tenant’s notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them (and given to Landlord by Tenant) as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

                                            (iii)         If such two appraisers shall be unable to agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                                            (iv)         If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                                            (v)         If a third appraiser is selected, Fair Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                                            (vi)         All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration. Each party shall pay the costs of its own appraiser and the cost of the third appraiser shall be split equally between Landlord and Tenant.

                           (b)         If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

                           (c)         In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall add (a) the present value of the Rent for the remaining Term, assuming the Term has been extended for all extension periods provided herein (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (b) the present value of the Leased Premises as of the end of such Term (having assumed the Term has been extended for all extension periods provided herein). The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease.

                  30.           Non-Recourse as to Landlord. (a) Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord, (ii) any director, officer, member, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner of Landlord or any of its members or general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, members, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

                           (b)         Notwithstanding the foregoing, Tenant shall not be precluded from instituting legal proceedings for the purpose of making a claim against Landlord on account of an alleged violation of Landlord’s obligations under this Lease, subject, however, to Paragraph 30(a) above.

                  31.          Financing.

                           (a)         Tenant agrees to pay (i) upon demand, all reasonable costs and expenses incurred by Landlord in connection with the purchase and leasing of the Leased Premises including, without limitation, the cost of appraisals, environmental reports, zoning reports, UCC and related searches, title insurance premiums and charges, survey costs, and the legal fees and expenses of Landlord’s counsel and (ii) within five (5) Business Days following written request from Landlord, (A) all reasonable costs and expenses incurred by Landlord in connection with the financing of the initial Loan, including without limitation, the cost of appraisals, environmental reports, zoning reports, UCC and related searches, survey costs (or the costs of updates to any of the foregoing in connection with the initial Loan, as applicable), title insurance premiums and charges, and (B) the legal fees and expenses of Landlord’s and Lender’s counsel, and “points” or commitment fees of Lender; provided that, (x) Tenant’s responsibility for the payment of points or commitment fees due Lender or the fees and expenses of Lender’s counsel shall not exceed, in the aggregate $300,000 and (y) without in any way limiting the foregoing, if there exists at any Related Premises a material Environmental Violation or a Hazardous Condition such that a Phase II Site Assessment must be performed or additional expenditures are incurred (including additional or extraordinary due diligence and the reasonable legal fees and expenses of Landlord’s and Lender’s consultant and/or counsel in connection therewith), then the cost of such Phase II Site Assessment and such additional due diligence and/or reasonable attorneys’ fees and expenses shall be paid by Tenant.

                           (b)         Tenant agrees to pay, within three (3) business days of written demand therefor, any cost, charge or expense (other than the principal of the Note and interest thereon at the contract rate of interest specified therein) imposed upon Landlord by Lender pursuant to the Note, the Mortgage or the Assignment which is caused by or results from a default by Tenant under this Lease.

                           (c)         If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant’s obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offset which Tenant may have against Landlord. Nothing in this Paragraph 31(c) shall be deemed to require Tenant to pay for any costs or expenses of any Loan other than the initial Loan as provided in Paragraph 31 (a) above.

                  32.          Subordination, Non-Disturbance and Attornment.

                           (a)         This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, modifications, supplements, replacements and extensions thereof or thereto; provided that such subordination shall be subject to and conditioned upon Tenant’s receipt of an SNDA in recordable form duly executed by the holder of any such Mortgage or other security instrument which SNDA shall provide for the recognition of this Lease and all of Tenant’s rights hereunder, including non-disturbance and quiet enjoyment under Paragraph 4(b) hereof, unless and until an Event of Default exists beyond any applicable notice and cure period or Landlord otherwise shall have the express right to terminate this Lease pursuant to any applicable provision hereof or under applicable Law.

                           (b)         Landlord agrees that, upon the request of any Person that shall be Tenant’s senior secured lender, or a purchase money equipment lender or equipment lessor of Tenant, Landlord shall negotiate in good faith for the purpose of executing and delivering a commercially reasonable waiver of Landlord’s statutory lien rights, if any, and a consent and agreement with respect to the respective rights of Landlord and such Person regarding the security interests in, and the timing and removal of, any inventory, equipment or other collateral in which such Person has a secured interest (the “Collateral”), in form and substance reasonably acceptable to Landlord and such Person, so long as such waiver and agreement (i) provides for the indemnification of Landlord against any claims by Tenant or any Person claiming through Tenant, and against any physical damage caused to the any Related Premises, in connection with the removal of any of the Collateral by such Person, (ii) expressly excludes any claim by such Person to any right, title or interest in or to any of the Equipment as defined in this Lease, (iii) provides for a reasonable, but limited, time frame for the removal of such Collateral by such Person after the expiration of which same shall be deemed abandoned, and (iv) provides for the per diem payment of Basic Rent due hereunder by such Person for each day after the fifth (5th) business day following the date of the expiration or termination of this Lease that Landlord permits such Person’s Collateral to remain in any Related Premises.

                  33.          Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

                  34.          Single Lease Transaction. Tenant, on behalf of itself and any trustee or legal representative (under the Federal Bankruptcy Code or any similar state insolvency proceeding) expressly acknowledges and agrees that, notwithstanding the provisions of Paragraph 18 hereof or anything else contained in this Lease, it is the express intent of the parties hereto that this Lease shall constitute a single lease covering each and all of the Related Premises and shall not be (or be deemed to be) divisible or severable into separate leases for any purpose whatsoever, and Tenant, on behalf of itself and any such trustee or legal representative, hereby waives any right to claim or assert a contrary position in any action or proceeding; it being further understood and agreed by Tenant that the allocations of Acquisition Cost and Percentage Allocation of Basic Rent as set forth on Exhibit “E” and Exhibit “F” hereof and provisions of Paragraph 18 hereof and are included to provide a formula for Rent adjustment under certain circumstances and as an accommodation to Tenant, respectively, and that the foregoing agreements and waivers by Tenant in this Paragraph 34 are made as a material inducement to Landlord to enter into the transaction contemplated by this Lease and that, but for the foregoing agreements and waivers, Landlord would not enter into this Lease.

                  35.          Miscellaneous.

                           (a)         The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                           (b)         As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including without limitation”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” shall mean “obligation, duty, agreement, liability, covenant and/or condition”; (v) “any of the Leased Premises” shall mean “the Leased Premises or any part thereof or interest therein”; (vi) “any of the Land” shall mean “the Land or any part thereof or interest therein”; (vii) “any of the Improvements” shall mean “the Improvements or any part thereof or interest therein”; (viii) “any of the Equipment” shall mean “the Equipment or any part thereof or interest therein”. Any reference herein to the payment of “attorneys fees” or “reasonable attorney’s fees” shall include all such fees and related court costs at each and every appellate level.

                           (c)         Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease, except as otherwise specifically provided herein and except that with respect to any assignment of this Lease or subletting of the Leased Premises not expressly permitted by the terms of this Lease, Landlord may withhold its consent for any reason or no reason. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

                            (d)         Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                           (e)         This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                           (f)         This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                           (g)         The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                           (h)         If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                           (i)         All exhibits attached hereto are incorporated herein as if fully set forth.

                           (j)         This Lease shall be governed by and construed and enforced in accordance with the laws of the State.

                           (k)         Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.” Landlord makes no warranties or representations concerning the presence or absence of radon gas in the Leased Premises.

                  IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

WITNESS:		LANDLORD: DAN (FL), QRS 15-7, INC., a Delaware corporation
By:	/s/ KIPLING OREN	By:	/s/ ALISTAR CALVERT

Name:	Kipling Oren	Title:	VICE PRESIDENT

By:	/s/ MONIQUE HENDERSON

Name:	Monique Henderson

WITNESS:		TENANT: DANKA OFFICE IMAGING COMPANY, a Delaware corporation
By:	/s/ JOHN S. INGLES	By:	/s/ KEITH J. NELSEN

Name:	John S. Ingles	Title:	SVP / General Council

By:	/s/ KYLE S. BIRD

Name:	Kyle S. Bird

EXHIBIT A

PREMISES

Exhibit “A”

PARCEL I:

Lots 3 and 4, Block 2, Roosevelt Centre Replat 6th Addition, as recorded in Plat Book 118, pages 45 and 46, of the public records of Pinellas County, Florida; together with

A portion of Lot 1, Block 2, Roosevelt Centre Replat 6th Addition, as recorded in Plat Book 118, pages 45 and 46, of the public records of Pinellas County, Florida, Commencing at the Northeast corner of said Lot 1, proceed South 17°56’33” East, 20.00 feet; thence South 49°56’33” East, 27.12 feet for a Point of Beginning; thence continue South 49°56’33” East, 73.46 feet; thence South 84°40’26” East, 15.93 feet to the Northwesterly boundary of Lot 4, said Block 2; thence South 40°04’49” West, 134.60 feet along said Northwesterly boundary; thence North 50°09’17” West, 86.03 feet; thence North 39°50’43” East, 125.85 feet to the Point of Beginning; and together with

A portion of Lot 1, Block 2, Roosevelt Centre Replat 6th Addition, as recorded in Plat Book 118, pages 45 and 46, of the public records of Pinellas County, Florida, Commencing at the Northeast corner of said Lot 1, proceed South 17°56’33” East, 20.00 feet; thence South 49°56’33” East, 27.12 feet; thence South 39°50’43” West, 125.85 feet for a Point of Beginning; thence South 50°09’17” East, 86.03 feet; thence South 40°04’49” West, 11.20 feet; thence North 50°09’17” West, 86.00 feet; thence North 39°50’43” East, 11.20 feet to the Point of Beginning.

PARCEL II:

Non-exclusive easements for the benefit of Parcel I as set forth in Easement Agreement recorded on September 11, 1997, in Official Records Book 9836, page 1044, as amended by First Amendment to Easement Agreement recorded on March 17, 1999, in Official Records Book 10442, page 1919, all of the public records of Pinellas County, Florida, for the use and purposes described therein, over the land described as follows:

Lots 1 and 2, Block 2, Roosevelt Centre Replat 6th Addition, as recorded in Plat Book 118, pages 45 and 46, of the public records of Pinellas County, Florida, less and except that part of said Lot I which is included in Parcel I.

PARCEL III:

Lot 2, Block 2, Roosevelt Centre Replat 6th Addition, as recorded in Plat Book 118, pages 45 and 46, of the public records of Pinellas County, Florida.

PARCEL IV:

Non-exclusive easements for the benefit of Parcel III as set forth in Easement Agreement recorded on December 4, 1995, in Official Records Book 9182, page 579, and in Easement Agreement recorded on September 11, 1997, in Official Records Book 9836, page 1044, as amended by First Amendment to Easement Agreement recorded on March 17, 1999, in Official

Records Book 10442, page 1919, all of the public records of Pinellas County, Florida, for the use and purposes described therein, over the land described as follows:

Lots 1, 3 and 4, Block 2, Roosevelt Centre Replat 6th Addition, as recorded in Plat Book 118, pages 45 and 46, of the public records of Pinellas County, Florida.

PARCEL V:

A portion of Lot 1, Block 1, NORTHGATE OF ST. PETERSBURG SECOND ADDITION, as recorded in Plat Book 70, page 37, of the public records of Pinellas County, Florida, described as follows:

Commence at the Northwest comer of said Lot 1 for a Point of Beginning; thence proceed South 89°52’52” East, along the North line of said Lot 1, 1233.02 feet; thence South 00°16’37” East, 145.43 feet; thence North 89°52’46” West, 290.01 feet; thence South 00°16’37” East, 347.36 feet to the North line of Lot 1, Block 1, NORTHGATE OF ST. PETERSBURG SECOND ADDITION 2ND PARTIAL REPLAT, as recorded in Plat Book 93, pages 86 and 87, of the public records of Pinellas County, Florida; thence South 89°43’23” West, 591.00 feet along said North line and its extension; thence South 00°16’37” East, 365.56 feet; thence South 89°43’23” West, 352.00 feet to the East right-of-way line of 16th Street North; thence North 00°16’37” West, 864.43 feet to the Point of Beginning.

LESS:	A portion of Lot 1, Block 1, NORTHGATE OF ST. PETERSBURG SECOND ADDITION, as recorded in Plat Book 70, page 37, of the public records of Pinellas County, Florida, described as follows:

Commence at the Northwest corner of said Lot 1, proceed South 00°16’37” East, 454.87 feet along the East right-of-way line of 16th Street North (100 foot right-of-way) for a Point of Beginning; thence North 89°43’23” East, 352.00 feet; thence South 00°16’37” East, 409.56 feet; thence South 89°43’23” West, 352.00 feet to said East right-of-way line; thence North 00°16’37” West, 409.56 feet to the Point of Beginning.

Said lands now described as and being Lots 2 and 3, INTERNATIONAL BUSINESS PARK, according to the map or plat thereof recorded in Plat Book 121, pages 83 and 84, of the public records of Pinellas County, Florida.

LESS AND EXCEPT any portion of said lands lying within the International Court right-of-way as shown on said plat.

2

EXHIBIT B

MACHINERY AND EQUIPMENT

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation of the buildings which constitute part of the Leased Premises for the uses permitted under Paragraph 4(a) of this Lease.

EXHIBIT C

PERMITTED ENCUMBRANCES

[See schedule B to title policy]

SCHEDULE B (continued)

Owner’s Policy Number: 10 1034 106 00000047

(14)	Distribution Easement granted to Florida Power Corporation by Official Records Book 9931, page 475, of the public records of Pinellas County, Florida, as shown on survey dated July 17, 2002, prepared by C. Fred Deuel & Associates, Inc., Order No. 2002-336 (as to Parcel V)

(15)	Distribution Easement granted to Florida Power Corporation by Official Records Book 10906, page 821, of the public records of Pinellas County, Florida, as shown on survey dated July 17, 2002, prepared by C. Fred Deuel & Associates, Inc., Order No. 2002-336 (as to Parcel V)

(16)	Restrictions and Easement(s) as shown in Plat of International Business Park recorded in Plat Book 121, pages 83 and 84, of the public records of Pinellas County, Florida, said easernent(s) being shown on survey dated July 17, 2002, prepared by C. Fred Deuel & Associates, Inc., Order No. 2002-336, but omitting any covenant or restriction based on race, color, religion, sex, handicap, familial status or national origin unless and only to the extent that said covenant(s): (a) is exempt under Chapter 42, Section 3607 of the United States Code; or (b) relates to handicap, but does not discriminate against handicapped persons (as to Parcel V)

(17)	Encroachment of parking lot curbing into International Court right-of-way, drainage and utility easements as shown on survey dated July 17, 2002, prepared by C. Fred Deuel & Associates, Inc., Order No. 2002-336 (as to Parcel V)

Note:	In accordance with Florida Statutes, Section 627.4131, please be advised that the insured hereunder may present inquiries, obtain information about coverage, or receive assistance in resolving complaints, by contacting Chicago Title Insurance Company, 5426 Beaumont Center Boulevard, Suite 320, Tampa, Florida 33634, Telephone Number (813) 249-2468.

EXHIBIT D

BASIC RENT PAYMENTS

                  1.         Basic Rent. Basic Rent payable in respect of the Term shall be as follows:

         A. (i) during the Renovation Term, an amount equal to (x) $871,200 per annum, payable quarterly, in advance, on each Basic Rent Payment Date, in equal installments of $217,800 each, plus (y) 8.0% (annual rate) multiplied by the weighted average of the amount of Advances made by Landlord from the Renovation Work Escrow Account for the TI Work at the Roosevelt D Premises, and (z) from and after the Roosevelt III Effective Date, 8.0% (annual rate) multiplied by the sum of (1) the purchase price component of the Acquisition Cost allocated to the Roosevelt III Premises ($13,500,000), (2) the amount of Advances made by Landlord from the Renovation Work Escrow Account for the Roosevelt III Core Work, and (3) the weighted average of the amount of Advances made by Landlord from the Renovation Work Escrow Account for TI Work attributable to the Roosevelt III Premises, in each case, based upon on the number of days each Advance is outstanding, payable monthly in arrears commencing on October 25, 2002 (the amount set forth in the foregoing sentence shall, absent manifest error, be conclusively determined from the books and records of Landlord); and

         (ii) during the Initial Term (and any Renewal Term), $3,060,000 per annum, payable quarterly, in advance, on each Basic Rent Payment Date, in equal installments of $765,000 each, subject to the adjustments provided for in Paragraphs 2, 3 and 4 below.

         B. Landlord and Tenant acknowledge and agree that the Key Rent represents a good faith estimate by the parties of the actual amount of Basic Rent that would have been due and payable by Tenant under this Lease if Tenant had commenced payment of such Basic Rent as of the Commencement Date or the date of the applicable Advance, as the case may be, in the same manner as the Roosevelt D Premises and the Supply Center Premises, instead of deferring such payment until after the occurrence of the Roosevelt III Effective Date, with respect to (i) the purchase price component of the Acquisition Cost of the Roosevelt III Premises, (ii) Advances made with respect to the Roosevelt III Core Work, and (iii) Advances made with respect to that portion of the TI Work attributable to the Roosevelt III Premises (clauses (i), (ii) and (iii) collectively, the “Accrued Rent”). In consideration of the foregoing, promptly after the occurrence of the Roosevelt III Effective Date, Landlord shall provide Tenant with an accounting reconciliation (the “Reconciliation”) with respect to the amount of Accrued Rent. If the amount of the Accrued Rent exceeds the Key Rent, then Tenant shall pay to Landlord any such deficiency within five (5) days of Tenant’s receipt of the Reconciliation, and if the Key Rent exceeds the Accrued Rent, any such overage shall be credited to Tenant against the next occurring installment of Basic Rent due under the Lease. The calculation of the amount of the Accrued Rent (including interest on the Accrued Rent at a rate of 8% per annum compounded monthly) shall, absent manifest error, be conclusively determined from the books and records of Landlord and be binding on Tenant.

                  2.         CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States

Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) (“CPI”) or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the three (3) year period immediately preceding such adjustment.

                  3.         Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the third (3rd) anniversary of the Basic Rent Payment Date on which the first full monthly installment of Basic Rent during the Initial Term shall be due and payable (the “First Full Basic Rent Payment Date”). As of the third (3rd) anniversary of the First Full Basic Rent Payment Date and thereafter on the sixth (6th), ninth (9th) and twelfth (12th) and, if the Initial Term is extended, on the fifteenth (15th ), eighteenth (18th), twenty-first (21st), twenty-fourth (24th), twenty-seventh (27th), thirtieth (30th) and thirty-second (32nd) anniversaries of the First Full Basic Rent Payment Date, Basic Rent shall be adjusted to reflect increases in the CPI (on a cumulative and compounded basis), during the most recent three (3) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the “Basic Rent Adjustment Date”).

                  4.         Method of Adjustment for CPI Adjustment.

                           (a)         As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. The product of such multiplication (on a cumulative and compounded basis) shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, “Beginning CPI” shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring three (3) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing three (3) year period.

                           (b)         Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

                           (c)         Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord’s rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.

EXHIBIT E

ACQUISITION COST

1.       Roosevelt III Premises:

Purchase Price	$13,500,000
Renovation Work	$6,950,000
Acquisition Fee	$963,613

Total	$21,413,613

2.       Supply Center Premises:

Purchase Price	$7,600,000
Renovation Work	$0
Acquisition Fee	$358,115

Total	$7,958,115

3.       Roosevelt D Premises:

Purchase Price	$1,200,000
Renovation Work	$750,000
Acquisition Fee	$91,835

Total	$2,041,835

EXHIBIT F

PERCENTAGE ALLOCATION OF BASIC RENT

1. Roosevelt III Premises	68.17%
2. Supply Center Premises	25.33%
3. Roosevelt D Premises	6.50%

Total	100%

EXHIBIT G

ROOSEVELT III CORE WORK

(See line item budget attached, as per AIA Standard Form of Agreement Between Owner and Design/Builder, dated as of September 27, 2002 by and between Landlord, as Owner and HC Beck, Ltd., as Design/Builder, with respect to the Roosevelt III Core Work.

HCBeck
Tampa, Florida
Project Cost Summary*

PROJECT:	Roosevelt Ill
TYPE OF BLDG:	Office	TYPE ESTIMATE: GMP
TOTAL SF:	150,000
DATE:	Sept. 18, 2002
	DESCRIPTION	TOTAL AMOUNT

	SITEWORK	$ 22,000
	LANDSCAPING & IRRIGATION	$ 90,000
	CONCRETE	$ 19,500
	ROUGH CARPENTRY	$ 3,500
	FINISH CARPENTRY	$ 90,000
	WATERPROOFING & CAULKING	$ 3,500
	GLASS AND GLAZING	$ 135,000
	DOORS-FRAMES-HARDWARE	$ 21,000
	STUCCO	$ 262,000
	DRYWALL	$ 210,000
	ACOUSTICAL CEILINGS	$ 225,000
	CARPET	$ 17,500
	TILE	$ 79,000
	PAINT AND WALLCOVERINGS	$ 56,000
	TOILET PARTITIONS / ACCESSORIES	$ 37,000
	ELEVATORS	$ 150,000
	FIRE PROTECTION	$ 113,500
	PLUMBING	$ 85,000
	HVAC	$ 645,000
	ELECTRICAL	$ 610,000
	ARCHITECTURAL AND ENGINEERING FEES	$ 96,520
	LEGAL FEES	$ 25,000
	PERFORMANCE & PAYMENT BONDS	$ 32,000
	BUILDERS RISK	$ 117,000
	GENERAL CONDITIONS	$ 250,000

	SUBTOTAL	$ 3,395,020
	DESIGN/BUILDER FEE (3.5%)	$ 118,826

	SUBTOTAL	$ 3,513,846
	CONTINGENCY (7%)	$ 245,969

	SUBTOTAL	$ 3,759,815
	DEVELOPMENT MANAGEMENT FEE (4%)	$ 150,039

	PROJECT TOTAL	$ 3,909,854

	TOTAL GMP AMOUNT	$ 3,909,854

Exclusions:

1.	Threshold Inspections required by Building Department for Certificate of Occupancy

2.	Carpet at elevator lobbies only, carpet at office area will be included under Tenant Improvements Agreement

3.	Millwork at main lobby and elevator lobby will be included under Tenant Improvements Agreement

*	Design/Builder is providing the separate line item totals for budget purposes only and is only guaranteeing the Total GMP Amount.

DAN (FL) QRS 15-7, INC.
c/o W.P. Carey & Co. LLC
50 Rockefeller Plaza
Second Floor
New York, NY 10020

September 27, 2002

Danka Office Imaging Company
11201 Danka Circle North
St. Petersburg, Florida 33716

Re:	Lease Agreement, dated as of September 27, 2002, between DAN (FL) QRS 15-7, INC. and DANKA OFFICE IMAGING COMPANY (the “Lease”)

Ladies and Gentlemen:

                  Pursuant to Paragraph 6 of the above-referenced Lease, each payment of Basic Rent in the amount of $217,800 shall, until further notice, be made to Landlord (as defined in the Lease) at its address set forth above in the manner and by the date specified in Paragraph 6.

                  Terms not otherwise defined in this letter shall have the meanings ascribed to such terms in the Lease. If the payment of Basic Rent is made in Federal Funds, the payment should be made in accordance with the following wiring instructions:

JP MORGAN Chase Bank New York, New York 10081 ABA #021000021 For the Account of: QRS 15 Paying Agreement Account # 30480091 Ref: Danka

                  If you have any questions with respect to this procedure, please call Alistair Calvert at (212) 492-1100.

Very truly yours, DAN (FL) QRS 15-7, INC.
By:	/s/ ILLEGIBLE

Title:	Vice President